SCHEDULE 14A
SCHEDULE 14 INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ x ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section
240.14a-11(c) or Section 240.14a-12

Name of Registrant as Specified in Its Charter:

Health Management Associates, Inc.

Name of Person(s) Filing Proxy Statement:

Sheet Metal Workers International Association Local 15

Payment of Filing Fee (check the appropriate box)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii),
14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.







PROXY STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSALS

First release to shareholders 1/24/05

SMWIA Local 15
5619 No. 50th St.
Tampa FL 33610
Tel.: (813) 628-0021
Fax: (813) 628-0222

RE: HEALTH MANAGEMENT ASSOCIATES, INC. (NYSE:HMA)

     Annual Meeting: Feb. 15, 2005, 1:30 pm, Ritz Carlton Golf
     Resort, 2600 Tiburon Dr., Naples, Florida

STOCKHOLDER PROPOSALS WILL BE PRESENTED TO:

     (1) CAP STOCK OPTION GRANTS UNLESS SHAREHOLDERS SPECIFICALLY
     APPROVE MORE, AND

     (2) RECOMMEND A POLICY OF NOT CHARGING UNINSURED LOW-INCOME
     PATIENTS MORE THAN THE INSURED

To Fellow HMA shareholders:

     We will be putting two proposals up for a vote at the upcoming shareholders meeting.

A. INFORMATION ABOUT OUR SHAREHOLDER PROPOSAL TO CAP STOCK OPTION GRANTS ABSENT FURTHER SHAREHOLDER APPROVAL:

     As of the end of FY 2003, former CEO William Schouten held 9,200,000 unexercised but exercisable in-the-money stock options worth over one hundred million dollars! In our opinion this is an unwarranted sum. If he exercised such options his stake in the company would have increased by more than 90% (from 5.4% of the total outstanding stock to 9.2%, thereby surpassing the largest institutional shareholder, FMR). These figures come from the Company's proxy statement for FY 2003, available on line at www.sec.edgar.gov. At the end of FY 2004, he held 7,175,000 options worth over $57,000,000.

     In FY 2003 the new CEO Joseph Vumbacco was granted 100,000 new stock options. At year end he held 1,390,000 unexercised but exercisable in-the-money options worth $10,905,925. In FY 2004 he was granted 150,000 new options, a 50% increase over the prior year. At year end he held 1,752,500 options worth $10,830,525.

     In addition to these options, in FY 2003 Mr. Vumbacco was paid $650,000 in salary, $812,500 in bonus, another $54,203 in benefits including use of Company aircraft, and restricted stock worth $812,500. In FY 2004 his salary went up to $675,000, his bonus went up to $843,750, his benefits went up to $73,690, and his restricted stock awards went up to $843,750.

     In our opinion there should be a limit to how much money and dilution which shareholders should bear in order to motivate executives to do their jobs.

     While there is nothing which a shareholder vote can do about options granted in the past, we can say that in the future there needs to be some restraint. Our proposal would set a cap (absent a separate shareholder vote) on issuing new options when an executive already had more than 1.5 million unexercised options. If the Board of Directors wished one year to go over 1.5 million for an executive with outstanding performance, it would simply need to ask shareholders at the next meeting to approve that specific grant.

     The current Executive Incentive Compensation Plan (approved by shareholders in 1996) gave the Board broad discretion in awarding options. We believe that such discretion should be subject to reasonable limits.

       Even with a cap of 1.5 million shares, a company executive like Mr. Vumbacco could at current prices have tens of millions of dollars worth of options. Isn't that enough?

     At last report there were about 243 million shares outstanding of HMA stock, and all other executives had fewer unexercised stock options than Mr. Vumbacco.

TEXT OF OUR PROPOSAL ON OPTIONS:

     RESOLVED, that shareholders hereby amend the Company's bylaws and 1996 Executive Incentive Compensation Plan to add the following provisions:

     After November 1, 2004, additional stock options shall not be granted to any executive officer who already has outstanding unexercised stock options for more than 1,500,000 shares, unless shareholders vote at an annual meeting to specifically approve each such grant after being notified of the particular grant proposed for such executive. In the event of a stock split, this cap of 1,500,000 shall be automatically adjusted in accordance with such split. However, the above limit shall not be implemented if it violates any contract between the Company and an executive which was entered into before November 1, 2004.

     BE IT FURTHER RESOLVED, that if the law does not permit shareholders to bind the Company as proposed above without approval of the Board of Directors, then this proposal shall be construed as a request by shareholders that the Board voluntarily adopt the policies set forth above.

Under our proposal, the Board could issue options in excess of the cap after the amount to be issued an executive has been approved by shareholders at an annual meeting.

B.  INFORMATION ABOUT OUR SHAREHOLDER PROPOSAL RECOMMENDING THE
     COMPANY NOT CHARGE THE LOW-INCOME UNINSURED MORE THAN THE
      INSURED

     We believe HMA should have a policy of not charging impoverished uninsured patients more than it charges insured patients.

     The allegation that this is going on has already generated awful publicity for the Company related to the first class action lawsuit filed alleging that the Company has engaged in this practice and that this practice violates the Florida law prohibiting "unfair methods of competition, unconscionable acts or practices, and unfair or deceptive acts of practices in the conduct of any trade or commerce." Fla. Stat. Section 501.204. See "HMA gouges uninsured, Miami lawsuit claims", Naples Daily News (Staff writer Denise Zoldan and wire reports, 8/5/04, available at www.naplesnews. com); "Proposed class action suit against hospital group filed in Miami", Associated Press Newswire (Rachel La Corte 8/5/04); "Hospital Chains Sued Over Billing: Alabama Lawyer Claims Companies Inflated Profit By Overcharging Uninsured", Wall Street Journal (Paul Davies 8/6/04); "A Victory for Uninsured Patients", Miami Herald (John Dorschner, 8/6/04).<F1>






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<F1>None of the publications or authors cited in this proxy statement are participants in this proxy solicitation. We have not requested nor obtained the consent of any of these sources for referring to these materials in our proxy statement.







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     On September 3, 2004 a similar lawsuit was filed in South Carolina, Olga S. Estrada v. Health Management Associates, Inc et al.. The plaintiff in that lawsuit seeks damages and injunctive relief on behalf of a purported class of patients treated in HMA's two South Carolina facilities. <F2>







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<F2> HMA removed that case to the federal court; plaintiff
responded by dismissing the case on 12/16/04, promising to refile in state court with her claims limited to the HMA subsidiaries operating in South Carolina, rather than also including the parent company as a defendant.

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     We have no affiliation with the plaintiffs in these cases nor with their counsel. We make no representation as to the merits of their claims, which of course the Company disputes. <F3>







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<F3>There has been no court ruling on these cases. A copy of the first complaint was posted on-line at www.hospitalprice gouging.org. Jose Quintana v. Health Management Associates, Inc.,
11th Judicial Circuit Court of Florida Case No. 04-16944CA31. The Company filed an answer on 9/27/04. Mr. Quintana is represented by the Law Offices of Archie Lamb, a three-attorney firm which works in conjunction with many other firms on healthcare class actions. Mr. Lamb's website (www.archielamb.com) contains the following representations: that in 1999 he organized a consortium of law firms to pursue a lawsuit against the trade practices and alleged contract violations of eight of the nation's largest health insurance companies. He is the designated lead counsel in a massive HMO RICO (Racketeer Influenced Corrupt Organization Act) lawsuit. The case now includes over 60 healthcare companies and he is responsible for overseeing 26 law firms and over 170 lawyers in the prosecution of this case. As lead negotiator in the HMO cases he helped resolve two cases with benefits to the class estimated to exceed $2 billion dollars. His clients include the California Medical Association, Texas Medical Association, Medical Association of Georgia, Florida Medical Association, Louisiana State Medical Society, College of Physicians and Surgeons of Puerto Rico and a large class of individual physicians and physician groups as well as independent pharmacists. He has appeared on CNN and National Public Radio, as well as a number of regional and local television and radio programs.







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However, it is a well-known fact that many hospital operators negotiate rates with insurance companies which result in the insured being charged less for the same service than the uninsured:
"Virtually every hospital in the United States has contractual discounts negotiated with insurance companies, while uninsured patients are billed at gross charges which can run from three to six times as much as the discounted rates." John Dorschner, "A Victory for Uninsured Patients", Miami Herald (8/6/04).

     We think the Company should minimize its future exposure to such litigation and adverse publicity by adopting a policy of refusing to charge low-income uninsured patients more than insured patients. The policy we suggest to accomplish this is already mandated by statute in Connecticut. See Conn. Gen. Stats.
Section 19a-73; Public Act No. 04-46.

     Given the amount of publicity and litigation across the country on this issue, similar or even more onerous statutes (or policies forced by litigation) may be adopted. For example, the Miami Herald article noted that North Mississippi Medical Center settled a similar suit by promising free care for those with income under 200% of federal poverty level, and those earning up to four times poverty level would gets discounts of 50 to 15 percent of the Medicare rate.<F4>






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<F4>In 2004, Baptist Health South Florida told reporters it offers free care to anyone earning less than three times the poverty level. In 12/03 BayCare Health System, with 9 hospitals in the Tampa area, announced it had just raised its benchmark for free care for individuals from $17,960 to $22,450 in annual income, which is 250% of federal poverty level.








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     We believe it is better for our company to try to get on the high ground on this issue on its own.


TEXT OF OUR PROPOSAL CONCERNING THE LOW-INCOME UNINSURED:

     RESOLVED, that stockholders recommend the HMA board of directors adopt the following policy:

     POLICY TO AVOID CHARGING LOW-INCOME UNINSURED PATIENTS MORE
     THAN INSURED PATIENTS

     (a) No HMA hospital that has provided health care services to a low-income uninsured patient may collect from such patient more than the cost of providing services.

     (b) No HMA hospital shall refer to a collection agent or initiate an action against a patient (or such patient's estate) to collect charges arising from care provided at an HMA hospital unless HMA has first made a determination that such individual is not a low-income uninsured patient.

     (c) As used in this policy:

(1) "Cost of providing services" means a hospital's published charges at the time of billing of an uninsured patient, multiplied by the hospital's most recent relationship of costs to charges as taken from the hospital's most recently available audited financial statements.

(2) "Poverty income guidelines" means the poverty income guidelines issued from time to time by the United
States Department of Health and Human Services.

(3) "Low-income uninsured patient" means any person whose income is at or below two hundred per cent of the poverty income guidelines who (A) has applied and been denied eligibility for any medical or health care coverage provided under the general assistance program or the Medicaid program due to failure to satisfy eligibility requirements, and (B) is not eligible for coverage for hospital services under the Medicare or CHAMPUS programs, or under any Medicaid or health insurance program of any other nation, state, territory or commonwealth, or under any other governmental or privately sponsored health or accident insurance or benefit program including, but not limited to, workers' compensation and awards, settlements or judgments arising from claims, suits or proceedings involving motor vehicle accidents or alleged negligence.


The 2003 federal poverty income guidelines for an individual are $8,890 for an individual and $18,400 for a family of four.

SHAREHOLDER AUTHORITY TO ADOPT THESE PROPOSALS:

     Our proposal to amend the bylaws and EICP to limit options is written to preserve any contract entered into before notice was given the Company of our intent to pursue this proposal (November
2004). While we believe (based on advice from counsel at Davis, Cowell & Bowe) that shareholders may have the power under Delaware law and the Company's governing instruments to amend the bylaws and EICP in the manner we propose, no assurances can be offered in this regard. The proposal provides that if shareholders do not have the power to bind the board on these matters, then such proposal should be deemed just a recommendation.

     To avoid legal objections, our proposal concerning the uninsured is a recommendation to the board of directors rather than a binding proposal. We believe based on opinion of these counsel that we shareholders have the legal right to present a recommendation to the board on this subject, but no assurances can be offered in this regard. <F5>







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<F5>Counsel advises us that there is no explicit restriction in Delaware statutes on the subjects of shareholder proposals to management, and believes that courts would be reluctant to find such a restriction implicit in directors' statutory authority to direct a company because shareholders' rights to vote have been held to represent fundamental rights and a shareholders meeting would not be a very meaningful exercise if it did not allow for shareholders to present their views to management on a variety of topics. Counsel further believes that if courts were to imply a subject-matter restriction on shareholder proposals, such restriction would not extend to proposals involving issues of ethics or business reputation, and counsel believes such issues are involved in the question of what the Company should be charging impoverished patients.













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VOTING PROCEDURES:

     EVEN IF YOU ALREADY RETURNED A PROXY CARD TO MANAGEMENT, YOU CAN REVOKE IT SIMPLY BY RETURNING A LATER-DATED PROXY CARD TO US. In corporate elections, it is permissible to fill out multiple proxy cards: only the latest-dated one is counted. Proxy cards can also be revoked by sending a written revocation to the proxy holder or by personally appearing at the meeting to vote in person.

     We intend to solicit at least a majority of the voting power of the outstanding stock. The record date for eligibility to vote is December 20, 2004. To our knowledge there is no contest for election to the board of directors. We are not seeking any discretionary voting authority for the meeting (meaning that we will vote all proxy cards strictly as you direct, and if matters come up on which you have not given us instructions, we will not vote your shares on those matters. The board election and these proposals are the only matters we believe will come up for a vote at the meeting this year.) If you return a signed proxy card to us but neglect to instruct us how to vote on an issue, we will assume you wish to vote FOR the shareholder proposals and FOR the election of management's nominees, and we will vote your stock accordingly. We incorporate by reference all other information concerning the election of the board of directors and voting procedures contained in management's latest proxy statement at pages 1-9.

EXECUTIVE COMPENSATION

     We incorporate by reference the disclosures made by the Company concerning executive compensation in the latest proxy statement at pp. 13-17. If you no longer have your copy, you may obtain another at www.sec.edgar.gov or by contacting us.

INFORMATION ON PARTICIPANTS IN THIS SOLICITATION:

     The participant in this solicitations are Sheet Metal Workers International Association Local 15 ("SMWIA") and its Secretary-Treasurer Michael Jeske and its representative Samuel McIntosh. SMWIA owns 120 shares of Company common stock. In addition to its concerns as a shareholder, SMWIA also is concerned that construction work at HMA facilities has been done by non-union contractors who are believed not to be providing health insurance to all their workers (in contrast to SMWIA-signatory contractors). Regardless of whether this other concern is resolved, SMWIA will present at the annual meeting all proxy cards it obtains. The business address of all participants is shown above. SMWIA has no arrangements, contracts or understanding with anyone concerning transactions in the Company's stock, future employment by the Company or its affiliates, or any future transactions to which Company or any of its affiliates may be a party. The costs of this solicitation are expected to be about $5000, for which reimbursement from the Company will not be sought. SMWIA intends to solicit proxies by mail, phone, e-mail, fax and in person using regular staff not receiving any additional compensation. SMWIA will reimburse banks, brokers, and other custodians, nominees or fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners.

RIGHTS TO MAKE SHAREHOLDER PROPOSALS:

     If a shareholder has owned more than $2000 worth of stock for more than a year and meets the other criteria of SEC Rule 14a-8, then he or she has certain legal rights to have a proposal and supporting remarks appear in management's proxy statement and proxy card. The deadline for shareholders to submit such proposals for inclusion in management's proxy materials for the year 2006 will be November 29, 2005.

For more information, contact Samuel McIntosh at SMWIA at 813-628-0021.

SUPPORT OUR PROPOSALS TO GIVE SHAREHOLDERS MORE CONTROL OVER STOCK OPTION GRANTS, AND LESS RISK FROM CHARGING THE UNINSURED MORE THAN THE INSURED

<PAGE BREAK>

PROXY FORM SOLICITED BY SMWIA
FOR ANNUAL MEETING OF HEALTH MANAGEMENT ASSOCIATES
Feb. 15, 2005 1:30pm

     The undersigned shareholder of HMA hereby appoints Samuel
McIntosh and Michael Jeske, with full power of substitution, as proxies for the sole purpose of casting the votes of the undersigned's stock at the 2005 annual meeting of HMA shareholders as follows:

1. ELECTION OF DIRECTORS

Management's nominees are:

     William Schoen; Joseph Vumbacco,
     Kent Dauten, Donald Kiernan, Robert Knox,
     William Mayberry, William Steere Jr., Randolph Westerfield



FOR ALL THESE NOMINEES:                           [     ]




WITHHOLD AUTHORITY AS TO ALL THESE NOMINEES:           [    ]


FOR ALL EXCEPT: _____________________________[write in name of nominee(s) as to whom you are withholding authority to vote]

2. SHAREHOLDER PROPOSAL TO LIMIT OUTSTANDING OPTION GRANTS TO 1.5
MILLION PER EXECUTIVE ABSENT SHAREHOLDER APPROVAL:

____      For this proposal
____      Against
____      Abstain

3. SHAREHOLDER PROPOSAL RECOMMENDING A POLICY OF NOT CHARGING
UNINSURED LOW-INCOME PATIENTS MORE THAN INSURED PATIENTS?

____      For this proposal
____      Against
____      Abstain

SMWIA recommends a vote FOR these proposals. This proxy grants no discretionary voting authority: if matters come before the meeting other than those below, the undersigned's stock will not be voted on such matters. If no box is checked above, this proxy card will be voted FOR the shareholder proposal and FOR the election of management's nominees.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

___________________________________
SIGNATURE

____________________________________
DATE

Please sign name exactly as it appears on Company's records.
Executors, administrators, trustees etc. should indicate such status when signing. If shareholder is a corporation or other business organization, the full name of the organization should be inserted and the proxy signed by an authorized representative of the organization.

______________________________________
PRINT NAME (AND TITLE, IF ANY)


OPTIONAL INFO TO HELP US KEEP YOU INFORMED ABOUT HMA SHAREHOLDER
ISSUES:

Mailing address:    _________________________________________

E-mail address:     _________________________________________

Telephone:          __________________________________________

Fax:                __________________________________________


Please return to SMWIA by Feb. 14, 2005 in the enclosed envelope, or fax to 813-628-0222.